DATED December 3, 2012
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2014

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, Floating Rate Notes Due 2014
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	December 3, 2012
Settlement Date (Original Issue Date):	December 4, 2012, which is the first business day following the Trade Date.
Maturity Date:	November 19, 2014
Principal Amount:	$100,000,000, to be added to the original $150,000,000 principal amount of the same tranche of Notes settling on the Settlement Date.
Price to Public (Issue Price):	100%
Dealer’s Commission:	0.10% (10 basis points)
All-in-price:	99.90%
Net Proceeds to Issuer:	$99,900,000
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+10 basis points (0.10%)
Index Maturity:	Three Months
Interest Rate Calculation:	USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 19th day of February, May, August and November of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 19th of February, May, August and November of each year, commencing February 19, 2013 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	RBS Securities Inc. (100.0%)
Billing and Delivery Agent:	RBS Securities Inc.
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L5K3
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBS Securities Inc. toll free at (866) 884-2071.